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                                                                     EXHIBIT 8.2


                  [HELLER EHRMAN WHITE & MCAULIFFE LETTERHEAD]


                                 March 16, 1999







CardioGenesis Corporation
540 Oakmead Parkway
Sunnyvale, California 94086


Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the Form S-4 Registration Statement to be filed by Eclipse Surgical Technologies, Inc. ("Eclipse") with the Securities and Exchange Commission (the "Registration Statement") pursuant to the Agreement and Plan of Reorganization dated as of October 21, 1998 by and among Eclipse, RW Acquisition Corporation, a wholly owned subsidiary of Eclipse ("Merger Sub"), and CardioGenesis Corporation ("CardioGenesis"). The Form S-4 Registration Statement of Eclipse (Registration Statement No. 333-72063) filed with the Securities and Exchange Commission on February 9, 1999 (the "Prior Registration Statement") included as Exhibit 8.2 our opinion dated February 9, 1999 ("Tax Opinion") regarding certain federal income tax consequences of the proposed merger of Merger Sub with and into CardioGenesis.

         Our Tax Opinion applies to shares covered by the Registration Statement to the same extent, with the same effect, and subject to the same assumptions, qualifications, and exceptions, as if such shares were included within the Prior Registration Statement.

         We consent to the incorporation by reference of our firm in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are in


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CardioGenesis Corporation
March 16, 1999
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the category of persons whose consent is required under Section 7 of the
Securities Act of 1933, as amended.

                                       Very truly yours,

                                       /s/ Heller Ehrman White & McAuliffe